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                                                                     EXHIBIT 21
               SUBSIDIARIES OF CARLSON RESTAURANTS WORLDWIDE INC.



     Registrant has the following direct and indirect subsidiaries that operate full-service restaurants in various locations throughout the United States and internationally under the names T.G.I. Friday's, Front Row Sports Grill, Friday's American Bar, Italianni's, Timpano Italian Chophouse, Star Canyon, AquaKnox, Samba Room, a Cuban Bar and Latin Cafe, and Taqueria Canonita.

BFP Corporation, a Pennsylvania corporation
Brand X Concepts, Inc., a Texas corporation
Continental Hackensack, Inc., a New Jersey corporation
Eatontown Equity, Inc., a New Jersey corporation
Fast Friday's Inc., an Oklahoma corporation
FD Holdings Inc., a Delaware corporation
Friday's - Netherlands B.V., a Netherlands corporation
Georgia Holdings Inc., a Texas corporation
L.B.D. Corporation, a Texas corporation
Star Concepts, Inc., a Texas corporation
Star Concepts of Nevada, Inc., a Nevada corporation
TGIF Greater China Limited, a China corporation
TGIF Holdings, Inc., a Texas corporation
T.G.I. Friday Limited, a London corporation
TGI Fridays Inc., a New York corporation
TGI Friday's Japan, Inc., a Japan corporation
TGI Friday's Limited, a Hong Kong corporation
TGI Fridays of Annapolis, Inc., a Maryland corporation
TGI Fridays of Greenbelt, Inc., a Maryland corporation
TGI Fridays of Howard County, Inc., a Maryland corporation
TGI Fridays of Minnesota, Inc., a Minnesota corporation
TGI Fridays of Rockville, Inc., a Maryland corporation
TGI Fridays of Towson, Inc., a Maryland corporation
T.G.I. Friday's of Vermont, Inc., a Vermont corporation
TGI Fridays of Wisconsin, Inc., a Wisconsin corporation
TGI Fridays Management Company, Inc., a Texas corporation
T.G.I. Friday's National Marketing Association, a Texas corporation Wayne Towne Restaurant, Inc., a New Jersey corporation
Webco Products Incorporated, a New Jersey corporation